Exhibit 12.1


 Computation of Ratio of Earnings to Fixed Charges and Preference Dividends

                                                  Anthracite                Anthracite
                                               For the Period             Twelve Months
                                               March 24, 1998                  ended
                                           through December 31,1998      December 31, 1999
                                           ------------------------    ---------------------
Net income (loss)                                   $(1,389)                  $26,673
Add fixed charges -- interest expense                 24,765                   25,876
                                                      ------                   ------
Earnings as adjusted                                 $23,376                  $52,549
                                                      ======                   ======
Fixed charges and preference dividends:
Fixed charges - interest expense                     $24,765                  $25,876
Preference dividends                                      --                      284
                                                                                  ---
Fixed charges and preference dividends                24,765                   26,160
                                                      ======                   ======
Ratio of earnings to fixed charges and                 0.94x                    2.01x
preference dividends
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